UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UEG-GREEN ENERGY SOLUTIONS/ALBERTA, INC.
(Exact Name of Small Business Issuer in its Charter)

NEVADA	4911	45-2204813
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

2 Bloor Street West—Suite 735
Toronto, Canada M4W 3R1
(416) 972-5068
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Kyle. E. Barnette, Treasurer and Secretary
UEG-Green Energy Solutions/Alberta, Inc.
300 Brickstone Square—Suite 201
Andover, Massachusetts 01801
(603) 363-6046
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Fox Law Offices, P.A.
61 Knickerbocker Lane
Peaks Island, ME 04108
(207) 766-0944

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $.001(3)	16,600,000	$0.01	$166,000	$19.27

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.  The amount of shares to be registered represents the Company’s good faith estimate of the number of shares to be offered by certain selling security holders of the Company’s common stock.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is not currently trading on any national exchange. Therefore, in accordance with Rule 457, the offering price of $0.01 was determined by the price shares of common stock that we sold in a Regulation S offering. The price of $0.01 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(3) Represents shares of common stock currently outstanding to be sold by the selling security holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

16,600,000 shares of Common Stock

This prospectus covers the offer and sale of up to 16,600,000 shares of our common stock from time to time by the selling security holders named in this prospectus.  The shares of common stock covered by this prospectus are shares that are held, beneficially and of record, by the selling security holders.  We are not offering any shares of common stock.  The selling security holders will receive all of the net proceeds from sales of the common stock covered by this prospectus.

Our common stock is presently not traded on any national market or securities exchange or in the over-the-counter market.  The sales price to the public of the shares of our common stock offered by the selling security holders under this prospectus is fixed at $0.01 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board. Although we intend to request a registered broker-dealer to apply to the Financial Industry Regulatory Authority to have our common stock eligible for quotation on the OTC Bulletin Board, public trading of our common stock may never materialize or, even if materialized, trading may not be sustained. If our common stock is quoted on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling security holders.  To the best of our knowledge, none of the selling security holders are broker-dealers, underwriters or affiliates thereof.

As of  August 8, 2011, we had 102,700,000 shares of common stock issued and outstanding.

INVESTING IN OUR SECURITIES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our offices are located at 2 Bloor Street West –Suite 735, Toronto, Canada M4W 3R1.  Our telephone number is (416) 972-5068.  Our web site, to be created, will be www.ueggreen.com.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities by the selling security holder, and no offer to buy these securities is being solicited in any state by the selling security holder where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST __, 2011

We have not authorized anyone, and the selling security holders have not authorized anyone, to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the selling security holders take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Summary	2
Summary Financial Data	5
Cautionary Statement Regarding Forward-Looking Statements	6
Risk Factors	7
Use of Proceeds	15
Determination of Offering Price	15
Selling Shareholders	16
Plan of Distribution	22
Description of Securities to be Registered	24
Interest of Named Experts and Counsel	25
Overview	25
Description of Business	26
Description of Property	27
Legal Proceedings	30
Market for Common Equity and Related Stockholder Matters	32
Where You Can Find More Information	33
Financial Statements	F-1
Plan of Operations	34
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	37
Directors, Executive Officers, Promoters and Control Persons	38
Executive Compensation	40
Security Ownership of Certain Beneficial Owners and Management	40
Certain Relationships and Related Transactions	42
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	42

i

About This Prospectus

In this prospectus, unless the context otherwise requires, we refer to (i) UEG-Green Energy Solutions/Alberta, Inc. as "UEG-Alberta," "we," "us," "our" or the "Company." We use the following electrical power abbreviations throughout this prospectus: "kW" means kilowatt, or 1,000 watts of electrical power; "MW" means megawatt, or 1,000 kW of electrical power; "GW" means gigawatt, or 1,000 MW of electrical power; and "kWh," "MWh" and "GWh" mean an hour during which 1 kW, MW or GW, as applicable, of electrical power has been continuously produced. It is important to note that “capacity” refers to rated capacity, but not to the actual amounts of power generated. Our discussion in this prospectus of all project expenses and revenues assume a 135 MW facility.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find More Information.”  The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included in this prospectus.  This summary does not contain all of the information that you should consider before investing in our securities.  You should read this prospectus carefully as it contains important information you should consider when making your investment decision.  See “Risk Factors” on page 7.

UEG-Green Energy Solutions/Alberta, Inc.

We are a newly formed independent wind energy company focused solely on the acquisition of the assets for, and the subsequent development, financing, construction, ownership and operation of, one 100-135 MW utility-scale wind energy project (the “Project”) in Willow Ridge, Ft. Macleod, Province of Alberta, Canada (the “Project Site”).  Wind energy project returns depend mainly on the following factors: energy prices, transmission costs, wind resources, turbine costs,  construction costs, financing cost and availability and government incentives. We will manage the Project with a team of professionals with experience in all aspects of wind energy development, financing, construction and operations.

Ownership of UEG-Alberta

We currently have 102,700,000 shares of our common stock issued and outstanding.  Eighty-five million (85,000,000) shares of our common stock, representing approximately 83.88% of all issued and outstanding shares are owned by United Energy Group, LLC, a Delaware limited liability company (“UEG”).  In turn, UEG is one hundred percent (100%) owned by Messrs. Avraham Einhoren (50%) and Kyle E. Barnette (50%),  who also serve, respectively, as our President and CEO and Chairman of our Board of Directors, and Secretary and Treasurer and a member of our board of directors. See “Security Ownership of Certain Beneficial Owners and Management.” As a result, UEG is the controlling stockholder of UEG-Alberta, and has the ability to elect all members of the board of directors and otherwise control the policies of our company.  During the course of seeking financing for the Project, it is anticipated that UEG will return a portion of its shares to UEG-Alberta’s treasury so that UEG-Alberta may sell such shares to participants in its funding process.  The precise amounts to be returned and the final ownership percentage of UEG-Delaware cannot be determined presently.  See “Business—Funding of the Project” and “Plan of Operations.”

Project Status

Note:  All dollar amounts, statistical information and time lines concerning the Project are estimates only.  The final dollar amounts, Project characteristics and achievement of actual milestones for the Project will vary and such variation could be material.

Our majority stockholder, UEG, has entered into a memorandum of understanding dated June 30, 2011 (the “MOU”) with Private Energy Solutions, Inc., a Minnesota corporation (“PES”), pursuant to which UEG and PES will jointly develop the Project with responsibility for fund raising assigned to UEG and responsibility for construction and management and operation of the Project assigned to PES.  See “BUSINESS—Agreement between UEG-Alberta and PES.

We are currently negotiating  an asset purchase agreement (the “Willow Ridge Asset Purchase Agreement”) with Vindt Resources, Inc., an Alberta corporation (“Vindt Resources”), to acquire substantially all assets associated with the Project (the “Project Assets”).  The Project Assets include, among others, five years of wind assessment studies, long-term renewable lease agreements  on  more  than  14,000 acres of  farm land in Alberta and approval of a 100 MW interconnection agreement by the Alberta Electric System Operator (“AESO”).

We are preparing applications for all remaining approvals required from various regulatory authorities in order to proceed with the Project.  These approvals include, among others, the final approval of the Alberta Utilities Commission (“AUC”).  In order to apply for AUC approval, we must first complete a number of other steps including an environmental impact assessment report and required crossing agreements, and allow time for public consultations with residents of the Willow Ridge area in which the Project will be located.  We reasonably estimate that we will submit our application to the AUC in the first quarter of 2012, and that the AUC will issue its decision in the third quarter of 2012.  See "BUSINESS—The Project."

We have identified the manufacturer of the wind turbines we will use at the Project, and we have negotiated the terms and conditions of the purchase; however, the final agreement has not been signed.  We will do so in coordination with seeking Project final approvals from the AUC.

Project Financing

The Project requires approximately $250,000,000 to be completed.  This includes approximately $161,000,000 for the purchase of the estimated number of turbines and $16,000,000 for installation at the Project Site. We intend to finance the Project through periodic private sales of our common stock, and there can be no assurance we will be successful in raising the funds required in the amounts and at the times needed

Project Revenues

We will generate revenues from the sale of electricity to AESO.   We will sell the power generated by the Project directly into the local power grid at market prices that are reset hourly based on changing patterns of supply and demand. The pricing process as well as all other aspects of the electricity market in Alberta is supervised by AESO. See “BUSINESS –AESO.”

We will generate substantial losses and negative operating cash flows for the period through completion of construction of the Project; however, we expect that the Project will begin to generate cash flow at completion of the Project. The amount of revenue we will generate is subject to fluctuation due to a variety of factors and risks. For example, prices for power fluctuate hourly in the Alberta energy market manner regulated by AESO. Furthermore, the production of wind energy depends heavily on suitable wind conditions and if wind conditions are unfavorable, our anticipated electricity production and revenue from the Project may be substantially below our expectations. See "Risk Factors—Risks Related to Our Business and the Wind Energy Industry."

Principal Executive Offices

Our principal executive offices are located at 2 Bloor Street West –Suite 735, Toronto, Canada M4W 3R1. Our telephone number is (416) 972-5068 and our fax number is (416) 972-5071. We are creating a web site www.ueggreen.com, however, it is not accessible yet. When our web site is created, the information that will appear on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

The Offering

Shares of common stock being registered	16,600,000 shares of our common stock offered by selling security holders

Total shares of common stock outstanding as of the date of this prospectus	102,700,000

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees	We will not receive any proceeds from the sale of shares by the selling security holders

Risk Factors

The Project is subject to numerous risks and uncertainties, including:

●	the receipt of all final approvals and the timing thereof;
•	the ability to raise all Project funding in the amounts and at the times required;
•	the ability to coordinate orders for and delivery of the turbines required for the Project;
•	our ability to build the Project and make it operational;
•	the impact of schedule delays, cost overruns, revenue shortfalls, and lower than expected capacity for the Project;
•	changes in the policies of the Province of Alberta and the federal government of Canada regarding renewable energy policy or support for other forms of energy;
•	the dependence on suitable wind conditions;
•	the need for ongoing access to capital to support the Project; and
•	the potential for mechanical breakdowns or other natural events that interfere with the supply of electricity to the grid.

You should carefully consider all of the information in this prospectus and, in particular, the information under "Risk Factors," prior to making an investment in our common stock.

SUMMARY FINANCIAL DATA

Summary Financial Information

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of June 30, 2011 (Audited)
Balance Sheet
Total Assets	$228,950
Total Liabilities	$-
Stockholders’ Equity	$228,950

Period from May 9, 2011 (date of inception)
to June 30, 2011 (Audited)
Income Statement
Revenue	$-
Total Expenses	$-
Net Loss	$-

The assets of the Company consists of $141,850 in cash and $87,100 in other assets.  As the Company has no operating history from date of inception, there is no revenue or expenses.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of the Project, revenues, income and capital spending. We generally identify forward-looking statements with the words "believe," "intend," "expect," "seek," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project" or their negatives, and other similar expressions. All statements we make relating to our estimated timelines, including approvals, construction and commencement of operations,  and our projected earnings, costs, expenditures, cash flows, and financial results or to our expectations regarding future industry trends are forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. In addition, management's assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will prove correct or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the numerous risks and uncertainties as described under "Risk Factors" and elsewhere in this prospectus.

All forward-looking statements are based upon information available to us on the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties associated with our forward-looking statements relate to, among other matters, the following:

●	development and permitting constraints, including obtaining permits and approvals on a timely basis;
●	the availability and timing of financing for our wind energy Project;
●	our ability to complete our wind energy Project on time and in accordance with our budget;
●	the timely delivery and proper working of our wind turbines;
●	fluctuations in supply, demand, prices and other conditions for electricity;
●	changes in law;
●	public response to and changes in the local, provincial and federal regulatory framework affecting renewable energy projects;
●	competition from other energy developers;
●	our electrical production projections for our wind energy Project;
●	our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) effectively and generate cash flow;
●	our ability to retain and attract senior management and key employees;
●
conditions in the Alberta energy market as well as other energy markets and financial markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

●	the effective life and cost of maintenance of our wind turbines and other equipment; and
●	other factors discussed under "Risk Factors."

RISK FACTORS

Risks Related to Our Business and the Wind Energy Industry

We may be unable to construct our wind energy project on time, and our construction costs could increase to levels that make our project too expensive to complete or make the return on our investment in that project less than expected.

There may be delays or unexpected developments in completing our wind energy project, which could cause the construction costs of the project to exceed our expectations. We may suffer significant construction delays or construction cost increases as a result of a variety of factors, including:

●	development and permitting constraints, including obtaining permits and approvals on a timely basis;
●	the availability and timing of financing for our wind energy Project;
●	failure to receive turbines or other critical components and equipment that meet our design specifications and can be delivered on schedule;
●	failure to complete interconnection to transmission networks;
●	failure to obtain all necessary rights to land access and use;
●	failure to receive quality and timely performance of third-party services;
●	failure to secure and maintain environmental and other permits or approvals;
●	appeals of environmental and other permits or approvals that we obtain;
●	failure to obtain capital to develop our pipeline;
●	shortage of skilled labor;
●	inclement weather conditions;
●	adverse environmental and geological conditions; and
●	force majeure or other events out of our control.

Any of these factors could give rise to construction delays and construction costs in excess of our expectations. This could prevent us from completing construction of our project, cause defaults under our purchase agreements or under production agreements that require completion of project construction by a certain time,  cause the project to be unprofitable for us, or otherwise impair our business, financial condition and results of operations.

We require approvals from regulatory authorities before we can begin construction and operation of our project. If we do not receive the approvals we require within the estimated time frames we have allotted, or if we cannot build our project in accordance with our projected time-line, our anticipated revenues  may  not be realized and we will have significant write-offs.

We are in the midst of preparing submissions to regulatory authorities for final approval of our project.  We may not receive timely or at all the regulatory approvals we require, and we may not meet our target of completing our project and making it operational by the second quarter of 2013. These circumstances could prevent the project from commencing operations or from meeting our original expectations about how much energy it will generate or the returns it will achieve. Since completing the project as anticipated or at all involves numerous risks and uncertainties, our project may not progress to construction or may be substantially delayed.  Delay or re-categorization of our project will make it difficult for us to achieve our operating capacity goals by our target dates. In addition, even after completion and commencement of operations the project may not meet our return expectations due to schedule delays, cost overruns or revenue shortfalls, or it may not generate the capacity that we anticipate or result in receipt of revenue in the originally anticipated time period or at all. An inability to convert the project into a financially successful one would have a material adverse effect on our business, financial condition and results of operations.

We may request approval for an increase in our project capacity from 100 MW to 135 MW.  If we do not receive approval, then our project costs and our anticipated project revenues will decline.

As part of our remaining approval process we may request an increase in the project power capacity from 100 MW, which has been approved preliminarily, to 135 MW.  We are uncertain whether we will receive approval for the increased capacity which will depend on a number of factors that are not within our control including the number of other wind power and other energy projects in the AESO queue, the ability of the grid to accept the incremental power increase, and the capacity of the transmission line through which our power will be transmitted.  Our discussions  in this prospectus of all project expenses and revenues assume a 135 MW facility.  If approval for the capacity increase is not received, then our estimates of our project costs and our project revenues in this prospectus will be reduced.

We expect to generate net losses and experience negative operating cash flows as we develop and construct our wind energy project.

We expect that we will experience net losses and our cash used in operating activities will grow during the next several years, as we construct our wind energy project. Wind energy projects in development typically incur operating losses prior to commercial operation at which point the projects begin to generate positive operating cash flow. We also expect to incur additional costs, contributing to our losses and operating uses of cash, as we incur the incremental costs of operating as a public company. Our costs may also increase due to such factors as higher than anticipated financing and other costs; non-performance by third-party suppliers or subcontractors; increases in the costs of labor or materials; and major incidents or catastrophic events. If any of those factors occurs, our losses could increase significantly and the value of our common stock could decline. As a result, our net losses and accumulated deficit could increase significantly.

Other federal and provincial government initiatives may be adverse to wind energy projects.

While certain federal and provincial programs and policies promote renewable energy and additional legislation is being considered that would enhance the demand for renewable energy, policies may be adversely modified, legislation may not pass or may be amended and governmental support of renewable energy development, particularly wind energy, may not continue or may be reduced. If governmental authorities do not continue supporting, or reduce their support for, the development of wind energy projects, our revenues may be adversely affected, our economic return on our project may be reduced, our financing costs may increase, it may become more difficult to obtain financing, and our business and prospects may otherwise be adversely affected.

Our revenues will come from sales of electricity through an arrangement with AESO, and will be subject to market price fluctuations because AESO supervises a deregulated market. There is a risk of a significant, sustained decline in our market prices. Such a decline may make it more difficult to develop our project.

 We may not be able to develop our project economically if there is a significant, sustained decline in market prices for electricity without a commensurate decline in the cost of turbines and the other capital costs of constructing our wind energy project. Electricity prices in Alberta and elsewhere are affected by various factors and may decline for many reasons that are not within our control. Those factors include changes in the cost or availability of fuel, regulatory and provincial government actions, changes in the amount of available generating capacity from both traditional and renewable sources, changes in power transmission or fuel transportation capacity, seasonality, weather conditions and changes in demand for electricity. In addition, other power generators may develop new technologies or improvements to traditional technologies to produce power that could increase the supply of electricity and cause a sustained reduction in market prices for electricity. If provincial government or federal government action or conditions in the markets for electricity cause a significant, sustained decline in the market prices of electricity or those attributes, without an offsetting decline in the cost of turbines or other capital costs of wind energy projects, we may not be able to develop and construct our project or achieve expected revenues, which could have a material adverse effect on our business, financial condition and results of operations.

The  production of wind energy depends heavily on suitable wind conditions.  If wind conditions are unfavorable or below our estimates, our electricity production, and therefore our revenue, may be substantially below our expectations.

The electricity produced  and  revenues generated by a wind energy project depends heavily on wind conditions, which are variable and difficult to predict. Operating results for projects vary significantly from period to period depending on the windiness during the periods in question. We have based our decision about the site of our project in part on the findings of long-term wind and other meteorological studies conducted in the proposed area, which measure the wind's speed, prevailing direction and seasonal variations. Actual wind conditions, however, may not conform to the measured data in these studies and may be affected by variations in weather patterns, including any potential impact of climate change. Projections of wind resources also rely upon assumptions about turbine placement, interference between turbines and the effects of vegetation, land use and terrain, which involve uncertainty and require us to exercise considerable judgment. Therefore, the electricity generated by our project may not meet our anticipated production levels or the rated capacity of the turbines located there, which could adversely affect our business, financial condition and results of operations. If the wind resources at our project are below the average level we expect, our rate of return for the project would be below our expectations and we would be adversely affected.

Natural events may reduce energy production below our expectations.

A natural disaster, severe weather or an accident that damages or otherwise adversely affects any of our operations could have a material adverse effect on our business, financial condition and results of operations. Lightning strikes, blade icing, earthquakes, tornados, extreme wind, severe storms, wildfires and other unfavorable weather conditions or natural disasters could damage or require us to shut down our turbines or related equipment and facilities, impeding our ability to maintain and operate our facilities and decreasing electricity production levels and our revenues. Operational problems, such as degradation of turbine components due to wear or weather or capacity limitations on the electrical transmission network, can also affect the amount of energy we are able to deliver. Any of these events, to the extent not fully covered by insurance, could have a material adverse effect on our business, financial condition and results of operations.

Operational problems may reduce energy production below our expectations.

Spare parts for wind turbines and key pieces of electrical equipment may be hard to acquire or unavailable to us. If we were to experience a shortage of or inability to acquire critical spare parts, we could incur significant delays in returning facilities to full operation. That interruption to our business might not be fully covered by insurance.

We may experience technical issues with the wind turbine technology used by our turbine supplier, and they may not perform according to expectations.

We intend to order two models of wind power turbine for our project from our supplier. The turbines, however, may not perform in accordance with their specifications for their anticipated useful life or may require additional warranty or non-warranty repairs.

We have a limited operating history and there is no basis against which to evaluate our business and how efficiently we will mange it.

We were organized in 2011, and we have no operating history to use to evaluate our business. You should consider our prospects in light of the risks and uncertainties growing companies encounter in rapidly evolving industries such as ours. Also, our intense need for capital and the coordination of those needs with the development and construction needs of the project, may make it difficult for us to manage our business efficiently, effectively manage our capital expenditures and control our costs, including general and administrative costs. These challenges could have a material adverse effect on our business, financial condition and results of operation.

We face competition primarily from other renewable energy sources and, in particular, other wind energy companies.

We believe our primary competitors are developers and operators focused on renewable energy generation, and specifically wind energy companies. Renewable energy sources include wind, biomass, geothermal, hydroelectric, and solar. According to the AESO queue connection report, as of July 2011 there are 26 other wind projects in Alberta awaiting AESO approval for connection to the grid, representing a total of 4192 MW of wind energy. Six of these wind energy projects (excluding ours) are located in the Ft. Macleod area and represent a total of 823 MW of wind energy.  While not all of this capacity will likely be developed, the sheer number of such projects is an indicator of the high interest in and potential for competition in this renewable energy area.  Further, the energy industry is rapidly evolving and highly competitive. A reduction in demand for energy from renewable sources or our failure to identify and adapt to new technologies could have a material adverse effect on our business, financial condition and results of operations.

We also compete for access to transmission or distribution networks. Because the wind energy industry in Canada is at an early stage, we also compete with other wind energy developers for the limited pool of personnel with requisite industry knowledge and experience. Furthermore, in recent years, there have been times of increased demand for wind turbines and their related components, causing turbine suppliers to have difficulty meeting the demand. If these conditions return in the future, turbine and other component manufacturers may give priority to other market participants, including our competitors, who may have resources greater than ours.

We also compete with traditional energy companies.

We also compete with traditional energy companies.  Technological progress in traditional forms of electricity generation (including technology that reduces or sequesters greenhouse gas emissions) or the discovery of large new deposits of traditional fuels could reduce the cost of electricity generated from those sources or make them more environmentally friendly, and as a consequence reduce the demand for electricity from renewable energy sources or render existing or future wind energy projects uncompetitive. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

The approval of our project depends in part on satisfactory relationships with the local population affected by our proposal.  If they raise objections, our project may be delayed or we may be forced to modify the scope and magnitude of the project. Any of these outcomes would delay or reduce the receipt and amount of revenues from our project.

Negative public or community response to our wind energy projects can adversely affect our ability to develop, construct and operate our projects. This type of negative response can lead to legal, public relations and other challenges that impede our ability to meet our development and construction targets, achieve commercial operations for our project on schedule, address the changing needs of our project over time and generate revenues. Our project may be the subject of administrative and legal challenges from groups opposed to wind energy projects in general or concerned with potential environmental, health or aesthetic impacts, impacts on property values or the rewards of property ownership, or impacts on the natural beauty of public lands. While the project has not incurred public opposition to date, we are required as part of the application process to the AUC to consult with the public in the areas closest to and affected by the proposed location of our project.  An increase in opposition to our request for approval or successful challenges or appeals to permits issued to us could materially adversely affect our development plans. If we are unable to develop, construct and operate the production capacity that we expect from our projects in our anticipated timeframes, it could have a material adverse effect on our business, financial condition and results of operations.

We need governmental approvals and permits, including environmental approvals and permits, to construct and operate our project. Any failure to procure and maintain necessary permits would adversely affect ongoing development, construction and continuing operation of our project.

The design, construction and operation of our wind energy project is highly regulated, require various governmental approvals and permits, including environmental approvals and permits, and may be subject to the imposition of related conditions that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. We cannot predict whether all permits required for our project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit essential to our project or the imposition of impractical conditions would impair our ability to develop the project. In addition, we cannot predict whether the permits will attract significant opposition or whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for our project can impair or delay our ability to develop that project or increase the cost so substantially that the project is no longer attractive to us.  Any failure to procure and maintain necessary permits would adversely affect ongoing development, construction and continuing operation of our projects.

Our development activities and operations are subject to numerous environmental, health and safety laws and regulations.

We are subject to numerous provincial and federal environmental, health and safety laws and regulations. These laws and regulations require us to obtain and maintain permits and approvals, undergo environmental impact assessments and review processes and implement environmental, health and safety programs and procedures to control risks associated with the siting, construction, operation and decommissioning of our wind energy project. For example, to obtain permits we could be required to undertake expensive programs to protect and maintain local endangered species. If such programs are not successful, we could be subject to penalties or to revocation of our permits. In addition, permits frequently specify permissible sound levels and other conditions under which we will be required to conduct our power generation, some of which may affect our ability to deliver the estimated electric power at the estimated cost.  Any such conditions may adversely affect our profitability.

If we do not comply with applicable laws, regulations or permit requirements, we may be required to pay penalties or fines or curtail or cease operations of our project. Violations of environmental and other laws, regulations and permit requirements, may also result in criminal sanctions or injunctions.

Environmental, health and safety laws, regulations and permit requirements may change or become more stringent. Any such changes could require us to incur materially higher costs than we currently have. Our costs of complying with current and future environmental, health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and results of operations.

We will need to rely on transmission lines and other transmission facilities that are owned and operated by third parties.

We will depend on electric transmission lines owned and operated by third parties to deliver the electricity we generate through our project. The Project has received approval for a 100 MW interconnection agreement, but we may seek to increase this to 135 MW. We may not be able to secure this addition to our capacity. We also require a third party to build the connection between our power facility and the power grid. A failure to build the connection timely, or a failure in the operation by third parties of these transmission facilities could result in our losing revenues because such a failure could limit the amount of electricity we deliver. In addition, our production of electricity may be curtailed due to third-party transmission limitations, reducing our revenues and impairing our ability to capitalize fully on our project's potential. Such a failure could have a material adverse effect on our business, financial condition and results of operations.

Warranties from suppliers of turbines, which protect us against turbine non-performance, may be limited by the ability of the vendor to satisfy its obligations under the warranty. In addition, the warranties have time limits and if we are not ready for turbine installation at the time we receive a turbine, that warranty protection can be lost.

When we purchase turbines, we also enter into warranty agreements with the manufacturer for which the start date is usually the commencement of turbine operations. However, there can be no assurance that the supplier will be able to fulfill its contractual obligations. In addition, these warranties generally expire within two to five years after the date the turbine is commissioned.  If we seek warranty protection and the vendor is unable or unwilling to perform its obligations under the warranty, whether as a result of the vendor's financial condition or otherwise, or if the term of the warranty has expired, we may suffer reduced warranty availability for the affected turbines, which could have a  material adverse effect on our business, financial condition and results of operations. Also, under such warranties, the warranty payments by the manufacturer are typically subject to an aggregate maximum cap that is a portion of the total purchase price of the turbines. Losses in excess of these caps may be our responsibility.

Our use and enjoyment of real property rights for our wind energy projects may be adversely affected by the rights of lienholders and leaseholders that are superior to those of the grantors of those real property rights to us.

Our wind energy project is located on land we will occupy pursuant to long-term easements and leases. The ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil or mineral rights) that were created prior to our easements and leases. As a result, our rights under these easements or leases may be subject, and subordinate, to the rights of those third parties. We will perform title searches and obtain title insurance to protect ourselves against these risks. Such measures may, however, be inadequate to protect us against all risk of loss of our rights to use the land on which our project will be located, which could have a material adverse effect on our business, financial condition and results of operations.

Our operating project is subject to regulation by the Alberta Utilities Commission and AESO under the Electric Utilities Act of 1995 and other statutes and regulations that regulate the sale of electricity, which may adversely affect our business.

Our project is subject to laws, rules and regulations enacted by the Province of Alberta, and AESO as the not-for profit governmental agency created to supervise the electricity market in Alberta.  These rules and regulations may change or become more stringent. Any such changes could require us to incur materially higher costs than we currently have. Our costs of complying with current and future laws, rules and regulations concerning the delivery, cost and payment mechanisms for electricity, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and results of operations.

Any market-based rate authority that we have or will obtain will be subject to certain market behavior rules. If we are deemed to have violated these rules, we will be subject to potential fines and penalties associated with the violation of our market-based rate authority.  This could have an adverse effect on the rates we charge for power from our project and our cost of regulatory compliance.

Although the sale of electric energy has been deregulated in the Province of Alberta, the industry is subject to increasing regulation and even possible re-regulation.  We cannot predict the future design of wholesale power markets or the ultimate effect ongoing regulatory changes will have on our business. Other proposals to re-regulate may be made and legislative or other attention to the electric power market restructuring process may reverse the currently existing competitive market. If deregulation of the electric power markets is reversed or discontinued, our business, financial condition and results of operations could be adversely affected.

We are not able to insure against all potential risks and may become subject to higher insurance premiums.

Our business is exposed to the risks inherent in the construction and operation of wind energy projects, such as breakdowns, manufacturing defects, natural disasters, terrorist attacks and sabotage. We are also exposed to environmental risks. We will  have insurance policies covering certain risks associated with our business. Our insurance policies may not, however, cover losses as a result of force majeure, natural disasters, terrorist attacks or sabotage, among other things. We will likely not maintain insurance for certain environmental risks, such as environmental contamination. In addition, our insurance policies are subject to annual review by our insurers and may not be renewed at all or on similar or favorable terms. A serious uninsured loss or a loss significantly exceeding the limits of our insurance policies could have a material adverse effect on our business, financial condition and results of operations.

The loss of one or more members of our senior management or key employees may adversely affect our ability to implement our strategy.

We depend on our experienced management team and the loss of one or more key executives could have a negative impact on our business. We also depend on our ability to retain and motivate key employees and attract qualified new employees. Because the wind industry is relatively new, there is a scarcity of top-quality employees with experience in the wind industry. If we lose a member of the management team or a key employee, we may not be able to replace him or her. Integrating new employees into our management team and training new employees with no prior experience in the wind industry could prove disruptive to our operations, require a disproportionate amount of resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit or delay our development efforts, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Financial Activities

We may not be able to finance the development and construction of our wind energy project.

We will rely on the equity markets to finance the development and construction costs of our project.  Assuming a 135 MW wind energy project, we currently estimate our overall costs at approximately $250,000,000, all of which we will need to raise in the capital markets.  The funds may be raised in stages as the project proceeds through different phases.  The cost of wind turbines and their installation represents approximately 72% of the total cost of our wind energy project.   Recovery of the capital investment in a wind energy project generally occurs over a long period of time. The significant disruption in credit and capital markets generally over 2008 and 2009 has made it difficult to obtain financing on acceptable terms or, in some cases, at all. If we are unable to raise funds in the amounts and when needed, we will be forced to delay development and construction of our project, reduce the scope of our project or abandon or sell our project while it remains in a development phase, any of which would adversely affect our business, financial condition and results of operations.

We are subject to credit and performance risk from third parties under service and supply contracts.

We will enter into contracts with vendors to supply equipment, materials and other goods and services for the development, construction and operation of our wind project as well as for other business operations. If vendors do not perform their obligations, we may have to enter into new contracts with other vendors at a higher cost or may have schedule disruptions.

Risks Related to this Offering and our Common Stock

We will continue to be controlled by our majority stockholder after the completion of this offering, which will limit your ability to influence corporate activities and may adversely affect the market price of our common stock.

Upon completion of the offering, our majority stockholder, United Energy Group, LLC, a Delaware limited liability company (“UEG”), will own approximately 84% of our issued and outstanding shares of common stock. UEG, in turn, is 100% owned by Messrs. Avraham Einhoren and Kyle E. Barnette, who are respectively, Chairman of the Board, President and CEO, and Treasurer, Secretary and a member  our board of directors.  Messrs. Einhoren and Barnette each own 50% outright of the equity of  UEG.   As a result of this ownership, our majority stockholder will have effective control over the outcome of votes on all matters requiring approval by our stockholders, including the election of directors, the adoption of amendments to our articles of incorporation and bylaws and approval of a sale of the company and other significant corporate transactions. Our majority stockholder can also take actions that have the effect of delaying or preventing a change in control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them.

We have limited the liability of, and have agreed to indemnify, our directors and officers, which may result in these parties assuming greater risks.

The liability of our directors and  officers, is limited, and we have agreed to indemnify each of them to the fullest extent permitted by law. Under our articles of incorporation and bylaws, the liability of our directors, officers and employees is limited. In addition, we have contractually agreed to indemnify our directors and officers to the fullest extent permitted by law. These protections may result in the indemnified parties'  tolerating greater risks when making decisions than otherwise would be the case. The indemnification arrangements may also give rise to legal claims for indemnification that are adverse to us and holders of our common stock.

Requirements associated with being a public company will increase our costs significantly, as well as divert significant company resources and management attention.

Before this offering, we have not been subject to the reporting requirements of the Exchange Act or the other rules and regulations of the SEC or any stock exchange relating to publicly-held companies. We are working with our legal, independent auditing and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and fulfill our obligations as a public company. These areas include corporate governance, corporate controls, internal audit, disclosure controls and procedures, financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, the expenses that will be required in order to prepare adequately for being a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable management time and attention.

Our common stock has not traded publicly before this offering, and we expect the price of our common stock to fluctuate substantially.

There has not been a public market for our common stock before this offering. A trading market for our common stock may not develop or be liquid. If you purchase shares of our common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price was determined by us. You may not be able to resell your shares above the initial public offering price and may suffer a loss of some or all of your investment.

Broad market and industry factors may adversely affect the market price of our  common stock, regardless of our actual operating performance. Other factors that could cause fluctuations in our stock price may include, among other things, the numerous risks and uncertainties as described under "Risk Factors" and under "Cautionary Statement Regarding Forward-Looking Statements."

Factors over which we have little or no control may cause our operating results to vary widely from period to period, which may cause our stock price to decline.

Our operating results may fluctuate from period to period depending on several factors, including varying weather conditions; changes in regulated or market electricity prices; electricity demand, which follows broad seasonal demand patterns; and unanticipated development or construction delays. Thus, a period-to-period comparison of our operating results may not reflect long-term trends in our business and may not prove to be a relevant indicator of future earnings. These factors may harm our business, financial condition and results of operations and may cause our stock price to decline.

We currently do not intend to pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare or pay dividends on our common stock. We may also enter into agreements in the future that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our common stock.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our business or the construction costs of our project or to support our projected capital expenditures. As a result, we will require additional funds from further equity or debt financings, or sales of preferred shares or convertible debt to complete the development of our projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of common stock offered hereby. We are currently authorized to issue 150,000,000 shares of common stock and  15,000,000 shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price or conversion price that is below the offering price for common stock in this offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holders.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any national market or securities exchange or in the over-the-counter market.  As there is no existing public market for our securities, the shares offered for resale hereunder by the selling security holders must initially be offered at a fixed price.

The sales price to the public of the shares of our common stock offered by the selling security holders under this prospectus is fixed at $0.01 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board and a public market exists for our common stock.  This fixed sales price was determined by using the most recent price paid in cash that we received for our stock, which was the price in our Regulation S offering to the selling security holders as described below in the “Selling Security Holders” section. We expect that the selling security holders will offer their stock in lots of at least 100 shares at the fixed price set forth in the cover table.   It is uncertain, however, how much demand there will be for these shares prior to the commencement of the public trading market.

SELLING STOCKHOLDERS

We have sold an aggregate of 14,235,000 shares of our common stock to 37 purchasers in a transaction exempt from registration pursuant to Regulation S promulgated by the SEC pursuant to the Securities Act.  The purchase price per share in this Regulation S offering was $0.01 and all of the purchasers were non-U.S. persons as defined in Regulation S.

We raised $142,350 in gross proceeds from the Regulation S offering.  The business purpose of the Regulation S offering was to raise capital for us to pay a portion of our legal fees and other expenses related to this registration and for getting our common stock eligible for quotation on the OTC Bulletin Board.

This prospectus covers the sale by the selling security holders from time to time of 14,235,000 shares of our common stock sold by us in these Regulation S offerings, and an additional 2,365,000 shares of our common stock issued in connection with a funding transaction under Section 4(2) of the Securities Act of 1933, as amended.

The term "selling security holder" includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the shares of common stock covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

We have listed below:

●	the name and address of each selling security holder;

●	the number of shares of common stock beneficially owned by each selling security holder as of the date of this prospectus;

●	the maximum number of shares of common stock being offered by each of the selling security holders in this offering; and

●
the number of shares of common stock to be owned by each selling security holder after this offering (assuming sale of such maximum number of shares) and the percentage of the class which such number constitutes (if one percent or more).

None of the selling security holders are a registered broker-dealer or an affiliate of a registered broker-dealer.

During the last three years, no selling security holder has been an officer, director or affiliate of our company, nor has any selling security holder had any material relationship with our company or any of our affiliates during that period except for Gibbs International, Inc. Each selling security holder in the Regulation S offering represented at the closing of the private placement that it was acquiring the shares of our common stock for its own account and not on behalf of any U.S. person, and the resale of such shares has  not been pre-arranged with a purchaser in the United States.  A similar representation was made by the one purchaser of our shares of common stock in the Section 4(2) private placement.

The shares of common stock being offered hereby are being registered to permit public secondary trading, and the selling security holders are under no obligation to sell all or any portion of their shares included in this prospectus.  The information contained in the following table is derived from information provided to us by the selling security holders, our books and records, as well as from our transfer agent.

Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a selling security holder is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date.

For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holders.

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

Baypoint Investments, Ltd. 33 Harbour Bay Plaza Suite 1252 East Bay Street Nassau, Bahamas	3,500,000	3,500,000	0	*	(1)

Burnt Rock Investments, Ltd. Harbour Bay Plaza Suite 1252 East Bay Street Nassau, Bahamas	3,500,000	3,500,000	0	*

Gibb International, Inc. 9855 Warren H. Abernathy Hwy. Spartanburg, SC 29301	3,465,000	2,365,000	1,100,000	*

Glenstar Enterprises, Ltd. Kings Court Nassau Bahamas	10,000	10,000	0	*

Harvest Enterprises, Ltd. Clarkes Estates Cades Bay Nevis, West Indies	3,500,000	3,500,000	0	*

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

Shires, Ltd. Turks and Caicos Islands	10,000	10,000	0	*

Stoneland, Ltd. Clarkes Estates Cades Bay Nevis, West Indies	3,500,000	3,500,000	0	*

Zahid Abdullatif 7030 Cote St. Luc Montreal, Quebec Canada H4V 1J3	5,000	5,000	0	*

Gabriel Bevlolo 3555 Chemin de la Cote de la Neige Montreal, Quebec Canada H3H 1V2	5,000	5,000	0	*

Hyman Bernazik 7200 Hutchinson Street Montreal, Quebec Canada H3N 1Z2	5,000	5,000	0	*

Jerry Biderman 339 Hillhurst Blvd. Toronto Ontario Canada M6B 1M9	5,000	5,000	0	*

Morris Chaikelson 4950 Ponsard Avenue Montreal, Quebec Canada H4W 2A5	5,000	5,000	0	*

Leonard Cohen 7030 Cote St. Luc Rd. Montreal, Quebec Canada H4V 1J3	10,000	10,000	0	*

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

Gary Dominguez Edificio Monaco #4-A Calle 56, Av. Abel Bravo Obarrio, Panama	5,000	5,000	0	*

Jacob Dominguez Edificio Monaco #4-A Calle 56, Av. Abel Bravo Obarrio, Panama	5,000	5,000	0	*

Felicio Londono Edificio Monaco #9-B Calle 56, Av. Abel Bravo Obarrio, Panama	5,000	5,000	0	*

Farzanah Kamal 7030 Cote St. Luc Rd. Montreal, Quebec Canada H4V 1J3	5,000	5,000	0	*

Emil Kroo 90 Hampstead Road Montreal Quebec Canada I3X 1K4	5,000	5,000	0	*

Shari McMaster 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	10,000	10,000	0	*

Alan Melamed 59 Truman Road Toronto, Ontario Canada M2L 2L7	5,000	5,000	0	*

David Miller 6540 Mackle Cote St. Luc Quebec Canada H4W 3S9	5,000	5,000	0	*

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

Jodi Parnassus 32 Stephenson Street Dollard des Ormeaux Quebec Canada H9A 2V9	10,000	10,000	0	*

Joanne Peluso 7200 Hutchinson Street Montreal, Quebec Canada H3N 1Z2	5,000	5,000	0	*

Lena Sturnmark Sabbag 110 Stratford Hampstead, Quebec Canada H3X 3E1	5,000	5,000	0	*

Michael Sabbag 110 Stratford Hampstead, Quebec Canada H3X 3E1	5,000	5,000	0	*

Dan Sequerra 26 Holly Road Hampstead, Quebec Canada H3X 3W5	5,000	5,000	0	*

Olivier Sequerra 26 Holly Road Hampstead, Quebec Canada H3X 3W5	5,000	5,000	0	*

Mohammad Shaygan 2A Camino Real Calle Winston Churchill Panama City, Panama	10,000	10,000	0	*

Nahid Shaygan 85 Skymark Drive Toronto, Ontario Canada M2H 3P2	10,000	10,000	0	*

Rega Shaygan 85 Skymark Drive Toronto, Ontario Canada M2H 3P2	10,000	10,000	0	*

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

Jeffrey Suissa 32 Stephenson Street Dollard des Ormeaux Quebec Canada H9A 2V9	10,000	10,000	0	*

Jeffrey Waisglass 181 Hillhurst Blvd. Toronto, Ontario Canada M5N 1P1	5,000	5,000	0	*

Tessa Waisglass 181 Hillhurst Blvd. Toronto, Ontario Canada M5N 1P1	5,000	5,000	0	*

Deona Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	10,000	10,000	0	*

Paul Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	10,000	10,000	0	*

Peggy Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	10,000	10,000	0	*

Rosana Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	10,000	10,000	0	*

Sondra Zammit 601-130 Bloor Street W Toronto, Ontario Canada M5S 1N5	10,000	10,000	0	*

(1)  Indicates less than 1%.

PLAN OF DISTRIBUTION

As of the date of this prospectus, there is no market for our securities.  After the date of this prospectus, we expect to have an application filed with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the OTC Bulletin Board.  Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders will be offering our shares of common stock at a fixed price of $0.01 per share of common stock.  After our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders may, from time to time, sell all or a portion of the shares of common stock on OTC Bulletin Board or any market upon which the shares of common stock may be listed or quoted, currently the National Association of Securities Dealers OTC Bulletin Board in the United States, in privately negotiated transactions or otherwise. After our common stock becomes eligible for trading on the OTC Bulletin Board, such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.

After our common stock becomes eligible for trading on the OTC Bulletin Board, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any of these methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA/NASD Rule 2440 in the FINRA Manual; and in the case of a principal transaction a markup or markdown in compliance with FINRA/NASD IM-2440.   Before our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a price per share of $0.01.  After our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share.

In connection with the sale of shares, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling security holders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect that transaction).

We will be paying certain fees and expenses incurred by us incident to the registration of the shares.

We will keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of common stock under this registration statement, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling security holder will be able to advise a selling security holder whether our shares of common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.  When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

Penny Stock Regulations

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person’s account for transactions in penny stocks; and

●	That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and

●
Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

            The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and

●	Specifies that the broker or dealer received a signed, written agreement.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are currently authorized to issue 150,000,000 shares of common stock having a par value of $.001 per share and 15,000,000 shares of preferred stock, having a par value of $0.001 per share.  As of  August 8, 2011, we had 102,700,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

We are authorized to issue 150,000,000 shares of common stock, $0.001 par value per share, of which 102,700,000 shares were issued and outstanding as of August 8, 2011. The holders of outstanding common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board may from time to time determine.  We have no present intention of paying dividends on our common stock. Upon liquidation, dissolution or winding up of the Company, and subject to the priority of any outstanding preferred stock, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock at the time outstanding.  No holder of shares of common stock has a preemptive right to subscribe to future issuances of securities by the Company.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements of UEG-Green Energy Solutions/Alberta, Inc. have been included herein and in the Registration Statement in reliance upon the report of Hood Sutton Robinson & Freeman & Co., CPAs P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by Fox Law Offices, P.A., Peaks Island, Maine.

OVERVIEW

Overview – Wind Energy in Canada and Alberta

Over the past decade wind energy has been the fastest growing source of electricity worldwide.  The global wind energy market continues to grow at a rapid pace: total installed capacity more than doubled between 2005 and 2008.  This has largely been due to wind energy's increased competitiveness, advances in wind turbine technology, growing support for renewable energy sources and the advantages of wind energy over many other renewable energy sources.   For example, in 2007 35% of all new additions to electrical capacity in the United States was from wind; in Europe, 40% was from wind.   Technologies range from small turbines suitable for electrifying a single home to “utility-style” turbines of 3 MW or more, which are capable of generating electrical energy each year for hundreds of average sized homes.

Wind energy continues to be a growing industry in Canada.   Current provincial targets and programs across Canada would result in up to 16,000 MW of capacity in operation by the year 2015 -- almost 5 times the 2009 levels.   Alberta’s economically viable wind energy potential is enormous.  Until recently, Alberta was Canada’s leading province in wind energy generation, but it was surpassed by Ontario and Quebec in 2008.  According to AESO, as of May 2011 Alberta had over 777 MW of installed wind generating capacity on the Alberta Interconnected Electric System (“AIES”), which was 5% of total generation capacity in the province and resulted in 2% of annual electricity generation. According to the interconnection queue of AESO, as of July 2011 proponents of 27 projects representing more than 4,194 MW of wind energy have their projects in various stages of the approval process from AESO and the AUC. While not all of this capacity will likely be developed, the size of the queue shows the level of interest in Alberta’s wind resources.

The Electricity Market in Alberta

In 1995 the Province of Alberta deregulated the electric energy market for the province under the Electric Utilities Act of 1995.  As a result of deregulation of the electricity market the industry is broken down into various categories or sectors including:  generating units, transmission facilities electric distribution systems, and provider/retailers. Deregulation brought competition to the Alberta power grids and created more space for the private sector in deciding what generation plants to invest in.  Prior to deregulation there were five major regulated utilities in the province; as of September 2008 there were 214 participants in the official list, including electricity generators, major consumers and marketers. Compared to other jurisdictions in North America, most of which still operate in a regulated framework, Alberta uses a system that relies more on market forces to decide what generating assets need to be built, where they need to be built and when.

In July 2008 the Canadian Premiers including the Premier of Alberta committed to a 20% increase in energy efficiency by 2020.  AESO projects that 7,400 MW could be available via wind energy between now and 2027, but this depends, in part, upon the construction of additional transmission lines between the southern wind sources and Calgary.  Also, AESO would be required to produce a Need Identification Document (“NID”).  Finally, funding for these projects must be available for the investment.

Alberta Electric System Operator

Alberta Electric System Operator (“AESO”) is a not-for-profit government corporation established by the Province of Alberta in 2003 under the Electric Utilities Act.  AESO provides access to Alberta's interconnected power grid for generation and distribution companies and large industrial consumers of electricity. AESO also develops and administers transmission tariffs, procures ancillary services to ensure system reliability and manages settlement of the hourly wholesale market and transmission system services.

Among its other duties, AESO serves as a clearinghouse for the purchase of  electricity generated by power producing companies in Alberta.  This market is accessible by all power producing companies which have completed interconnection filings and been approved by the Alberta Utilities Commission (“AUC”). The power produced is purchased by AESO, and distributed via distribution companies through a process of matching suppliers and consumers.  The large majority of power produced and consumed within Alberta flows through this pool, and the hourly price determines the revenue for generators, as well as the cost for consumers.  A wide variety of contractual arrangements also exist such that the hourly price does not impact everyone at all times, but these contracts are influenced by the hourly price signal.  It is this set of price signals, as opposed to a regulated structure based on “cost of service”, that marks Alberta’s power market as deregulated.

A wide variety of fundamental factors influence the hourly price, and a key feature of Alberta’s market is that the price is volatile (fluctuates) from hour to hour.  Short term events such as outages at generation facilities and extreme weather can raise the price as high as $1000/MWh for several hours, for smaller power production this equates to $1.00 per KWh.  The average annual price of power remains around $170.00 per MWh with an expected increase of 5-8%.

BUSINESS

Our Company

We are an independent wind energy company focused solely on the development, permitting, approval, financing, construction, ownership and operation of one utility-scale wind energy project, in the area known as Willow Ridge (the “Project” or “Willow Ridge”), in Ft. Macleod, Province of Alberta, Canada. We will acquire the rights to the Project Assets described below by purchase from Vindt Resources, Inc.. a corporation  organized under the laws of the Province of Alberta (“Vindt Resources”).  See “BUSINESS--  “UEG-Alberta Agreement with Vindt Resources.”  We intend to complete the approval process for the Project, raise funds for the construction of the Project, supervise the construction and completion of the Project, and own and manage the operation of the Project through a contractual arrangement with Private Energy Systems, Inc., a Minnesota corporation (“PES”).  See “BUSINESS-UEG-Alberta Agreement with PES.”

Under AESO, approval of a wind energy project requires implementation and completion of a six stage process. The six stages as described by AESO are:

Stage Number	Description of Stage
1	Connection Scope Study
2	Connection Proposal
3	NID and Facility Application
4	Application Filing and AUC Approval
5	Construct and Prepare to Energize
6	Energize, Commission and Close

Using the AESO stages as a frame of reference, our predecessors have completed Stage 2, namely, the Project has received approval for an interconnection proposal agreement. In order to complete Stage 2, the prior owner of the Project completed steps usually associated with the initiation of a project such as prospecting and monitoring, wind resource assessment, land rights procurement, environmental studies, avian risk studies and wetlands studies, among others.

We will assume control of the Project to complete Stage 3-- the assembly and preparation of the applications, studies and materials required to submit an application for a Need Identification Document (“NID”) and facility application to AESO.  Once this stage is completed, we will proceed to Stage 4- submission of the Project application to the AUC for final approval. Assuming we receive AUC approval, we will then construct, own and operate the Willow Ridge Project facility.   Each stage carries forward its own application funding obligations as well as the need for approvals from participants who will have a business relationship with the wind power facility once it is operational. Although Stages 3 and 4 of the AESO process must occur sequentially, it is common for other aspects of the Project, such as negotiating turbine purchase contracts and arranging for Project funding, to move forward  while waiting for the completion of Stages 3 and 4 of the overall process.

We are tasked with the complexities of coordinating various aspects of the process simultaneously.  Assuming approvals are received within estimated time frames, and Project funding and coordination of turbine orders and related pre-construction activities occurs as indicated, then our Stage 4 application should be presented to AUC in the first quarter of 2012 and final approval should be received from the AUC during the third quarter of 2012.  Thereafter, construction and placement of turbines should begin in the fourth quarter of 2012 and the facility should be completed in the second quarter of 2013.

The Project

                  As approved through Stage 2 of AESO, the Project is a 100 MW wind energy project in Willow Ridge, Ft. Macleod,  Province of Alberta, Canada. However, we may decide to increase the size from 100 MW to 135 MW which will require an amendment to the Interconnection Agreement in the form approved by AESO.   Assuming the Project size is increased, we will purchase two different forms of wind turbines from a German manufacturer under a turbine purchase agreement, the terms and conditions of which have been negotiated, but not signed.

We will acquire from Vindt Resources long-term leases for more than 14,000 acres of land on which to build the power generation facility and locate and site the turbines. Under the leases we will make two kinds of payments to the land owners from whom we lease land for our turbine installations, and other space required for the Project: first, during the period prior to the commencement of power generation operations, a series of one time payments for preserving the option to use the land. Second, a royalty based on a percentage of our earnings once the Project has become operational.  The leases also contain covenants concerning land use, remediation and restoration, and indemnification of the lessor against certain kinds of damages.

We will also acquire as part of our purchase of Project Assets from Vindt Resources,  its right to access the newly-constructed 240Kv power transmission line adjacent to the Project that is owned and operated by AltaLink (Transmission Facility Owner), although AltaLink must construct the Project transmission from our Willow Ridge substation (to be built as part of the Project) to the transmission line.  On August 31, 2010 Vindt Resources signed a capital cost agreement with AESO and AltaLink for the terms and conditions of the construction of transmission and furnished a required deposit of $990,000 to AltaLink.  We will also acquire five years of wind resource assessment reports for the land to be used for the wind power generation facility.  See “BUSINESS—UEG-Alberta  Asset Purchase Agreement with Vindt Resources.”

We must complete the Stage 3 application for approval of the NID and the facility to AESO.  In addition, we must prepare and submit environmental submissions, required crossing agreements and all other permitting activities, and undergo public consultation and reaction, which we believe will be completed in the first quarter of 2012.  Lastly, after the NID issuance by AESO, we must submit all of the foregoing materials to the AUC for approval before a final interconnection agreement for the Project with AESO can be executed.  We cannot predict the outcome of the remaining portions of the permitting process, whether the AUC will approve the Project, and, in either case, how long any part of the process will be.  Our estimate of the timeline for the milestones listed below is:

Milestone	Estimated Calendar Quarter
Alberta Transportation Application	3rd Quarter 2011
Complete preliminary engineering studies	4th Quarter 2011
Finalize Wind Farm Environmental Applications/Other permit applications	4th Quarter 2011
Finalize Wind Farm and Substation AUC application	4th Quarter 2011
Community Landowner Consultation	4th Quarter 2011
Submit Facility and NID applications	1st Quarter 2012
Finalize Turbine Supplier	2nd Quarter 2012
Major Equipment Procurement	3rd Quarter 2012
Alberta Utilities Commission Approval	3rd Quarter 2012
Finalize land leases	4th Quarter 2012
Construction Start Up	4th Quarter 2012
Commercial Operation Begins	3rd Quarter 2013

Sale of Electricity

We will negotiate a power purchase arrangement with AESO for all of the electricity we produce at Willow Ridge through execution of a final interconnection agreement.  However, the arrangement will permit us to sell our power based on the market price and demand fluctuations in place at any given time as opposed to a long-term fixed price power purchase arrangement.

The sale of our electricity will be under the supervision of AESO’s wholesale real-time electricity market, the System Coordination Centre (SCC), which is staffed 24 hours a day, seven days a week by a team of system electric system operations. The Energy Management System (EMS) enables system controllers to dispatch electricity to meet demand and monitor the status of the provincial electric system.  System controllers dispatch electricity to meet real-time demand, which establishes the hourly real-time market price. The hourly price is the price used to calculate payments to suppliers and charges to consumers.

Power producers and importers submit electricity supply offers. Exporters submit bids to purchase electricity. Consumers submit demand bids to purchase electricity at or below a specific price. Every minute, the last eligible electricity block dispatched by the system controller sets the System Marginal Price (SMP). The SMP is updated in real-time and published on AESO’s website.  All participants in the power production system have access to this system through a coded identification number.   At the end of the hour, the time-weighted average of the 60 one-minute SMPs is calculated and published as the market price. Electricity, net of forward contracts registered at the AESO, is financially settled at this real-time market price.

As electricity demand shifts up and down during the day, system controllers keep supply and demand in balance by dispatching offers and bids in the merit order to ensure the reliability of the overall Alberta power system. As system demand increases, the system controller moves up the merit order, dispatching the next eligible supply or accepting the next demand bid (consumer submissions not to purchase electricity at a specific price). As system demand declines, the system controller dispatches down the merit order, instructing suppliers to reduce output and/or instructing consumers to increase demand when required to keep demand and supply in balance. This procedure ensures that Alberta’s overall electricity needs are met by the lowest cost option.

AESO has a set of settlement procedures in place for each participant in the system such that at the end of each month AESO generates a “bill” for the month and each participant is required to pay its charges or receives offsets if it is “positive” in relation to the system.

Project Funding

We estimate that our total installed development and construction costs for Willow Ridge will be approximately $250,000,000. The single largest cost for the Project is our wind turbines which are currently estimated to cost a total of $161,000,000 for purchase and another $16,000,000 for shipment and installation.

We will raise the funds for the Project through the sale of our equity to third party investors.

UEG-Alberta Asset Purchase Agreement with Vindt Resources

We are currently negotiating an asset purchase agreement with Vindt Resources, (the ”Willow Ridge Asset Purchase Agreement”), pursuant to which we will purchase all of the assets of Vindt Resources  associated with Willow Ridge (the “Purchased Assets”) for a total purchase price of $7,000,000.  The Purchased Assets as they will be defined in and attached as exhibits to the Willow Ridge Asset Purchase Agreement consist of: the Land Rights, the AESO Interconnection Rights and the description of the Willow Ridge Project, AUC Approval Document – Gate 2,  AESO – Approved Interconnection Agreement, Microwave Study, Environmental Report, Bird/Bat Report, 2 – Existing Met Towers, DNR Wetland Study Approval, NES Ecological Services –Wetland, Soil Bearings Report, Wind Assess –Study, Land Control Documents Easement, and FAA No Hazard Expansion. We will pay the purchase price in cash 45 days after we sign the agreement, but only after we have completed our due diligence of the Project Assets and other conditions to closing have been satisfied. The Willow Ridge Asset Purchase Agreement will also contain other representations and warranties and covenants by both parties concerning the transaction and their status.  PES will perform the due diligence of the Project Assets together with us.

The closing under the Willow Ridge Asset Purchase Agreement is subject to the following conditions: (a) We are satisfied with our due diligence of Vindt Resources and the Project; (b) We shall have been provided with confirmation from the AESO that the AESO Interconnection Rights are in good standing and that there have been no events of default thereunder; (c) the Willow Ridge Lands shall be zoned to allow for the development of the Project; (d) We shall have received from all appropriate governmental authorities such permits as are required to be obtained by Vindt Resources to permit the assignment and transfer of the Purchased Assets to us, and (e) Vindt Resources shall have given or obtained, at or prior to the closing, certain notices, consents and approvals identified in the Willow Ridge Asset Purchase Agreement.

Agreement between UEG and PES

UEG, our majority stockholder, and PES have entered into a memorandum of understanding (“MOU”) for the terms and  conditions under which they will assist us to jointly develop, fund, construct, operate and manage the Willow Ridge Project.  Under the MOU, responsibilities for the Project are allocated as follows:  PES will be responsible for: (i) providing a detailed breakdown outlining the Project acquisition costs, including the Purchased Assets under the Willow Ridge Asset Purchase Agreement; (ii)  providing all services and activities to supervise construction and development of the Project; (iii) conducting the due diligence of the  Purchased Assets under the Willow Ridge Asset Purchase Agreement;  (iv)   completing and/or supervising the completion of all pre-Project activities for the permitting and approval process from all utilities, federal, provincial and local governmental authorities; (v) closing of the land lease agreement; and (vi) operating and managing the completed Project for a 20 year period upon terms and conditions to be negotiated.

UEG will be responsible for: (i)  funding all pre-construction activities for the Project in the estimated amount of $687,000 as described in the MOU; (ii) contributing $7,000,000 to UEG-Alberta sufficient to pay Vindt Resources the purchase price for the Purchased Assets under the Willow Ridge Asset Purchase Agreement at the dates and in the amounts specified in the Willow Ridge Asset Purchase Agreement; (ii) arranging for all funding for the Project at agreed upon funding  milestones in the MOU; (iv) approving PES to operate and manage the Project upon completion for a 20 year period upon terms and conditions to be negotiated.

UEG and PES have agreed that PES may invest up to 49% of the total interim equity required for the Project, and PES will receive up to 49% of UEG’s net equity ownership of UEG-Alberta, depending upon the percentage of PES’s capital contribution.  In the event PES does not make any capital contribution, then PES will own 7% of UEG’s final ownership position in UEG-Alberta.

Legal Proceedings

We do not have any litigation proceedings pending or threatened against us.

Employees

Currently, other than our two officers, we do not have any employees.

Insurance

We will purchase insurance for the Project and the Project Assets in amounts and for  coverages that are similar to wind energy projects of a similar size and scope. Examples of insurance coverages we will procure include operation and transportation insurance; casualty insurance, including windstorm, flood and earthquake coverage; business interruption insurance; primary and excess liability insurance and worker's compensation, automobile and title insurance.

Competition

While we compete with all owners of electrical generation assets, we believe our primary competitors are developers and operators focused on renewable energy generation. Renewable energy sources, including wind, biomass, hydroelectric, geothermal and solar.   More specifically, we believe our primary competitors among generators of renewable energy are developers and operators of wind energy projects, given the wide range of technical and economic differences between the various forms of renewable energy.

The Alberta wind energy industry has a range of developers, including large integrated independent power producers, many of whom have greater financial and other resources than we do. There are currently 27 pending wind energy projects in Alberta in various stages of the approval process with AESO.  At least 8 of these projects are located in the Ft. Macleod area, the same area in which the Willow Ridge Project is located.  These wind energy projects represent a total of 4,291 MW, of which 857 MW are allocable to the same area as our project.

Although we will enter into a power purchase arrangement with AESO at the conclusion of the approval process and construction of our facility, it is impossible to predict how the various existing and pending projects will affect our ability to sell the electric power we will generate and the prices we will receive.  Furthermore, as described above, the entire process of sale of electric power is subject to marked fluctuations in the Alberta power grid.

Regulatory Matters

We are subject to extensive regulation by various federal, provincial and local government agencies. The provincial government regulates the wholesale sale and transmission of electric power in commerce and regulates certain environmental matters. With respect to certain of these regulated areas the federal government of Canada has its own requirements.

AESO Regulation

Wind power energy is a subset of forms of electric energy generation, all of which are subject to detailed regulation under various utilities acts in the Province of Alberta.  Notwithstanding the overall deregulation of the market place, the actual production and sale of power are subject to complex sets of sale and payment regulations, reporting and other compliance matters. Failure to comply can result in the commencement  of  proceedings before AESO and the assessment of fines and other penalties for such failures.

Other Regulation

Our activities will also be subject to extensive regulation by various federal and provincial environmental, natural resource and health agencies. Due to the height of wind turbines and their potential effect on aviation, we may be required under certain circumstances to seek approval from provincial and federal aviation authorities.

Environmental Regulation

We will be subject to various environmental, health and safety laws and regulations in each of the jurisdictions in which we operate. These laws and regulations will require us to obtain and  maintain  permits  and  approvals, undergo environmental review processes and implement environmental, health and safety programs and procedures to control risks associated with the siting, construction, operation and decommissioning of our project, all of which involve a significant investment of time and monetary resources.  Moreover, these laws and regulations frequently change and often become more stringent, or subject to more stringent interpretation or enforcement.  Future changes could require us to incur materially higher costs.

Failure to comply with these laws, regulations and permit requirements may result in administrative, civil and criminal penalties, imposition of investigatory, cleanup and site restoration costs and liens, denial or revocation of permits or other authorizations and issuance of injunctions to limit or cease operations. In addition, claims for damages to persons or property have been brought and may in the future result from environmental and other impacts of our activities.

Environmental Permitting

We  will  require  from  provincial  and  local governmental authorities a range of environmental permits and other approvals to build and operate our project. These will include conforming to wetlands requirements, clean water, endangered and threatened species, air quality, water quality, wildlife, historical and archeological resources, geology, socioeconomics, noise and aesthetics.  Although some of these assessments have been completed, there may remain other issues and compliance requirements before final approval is obtained.  In addition to being subject to these regulatory requirements, we could experience significant opposition from third parties when we apply for final approval to the AUC which requires, among other final approval conditions, that we meet and consult with the local population affected by the Project. The delay or denial of a permit or the imposition of conditions that are costly or difficult to comply with can impair or even prevent the development of our Project or can increase the cost so substantially that the Project is no longer attractive to us.

Because the operation of wind turbines may result in injury or fatalities to birds and bats, we were required to conduct avian risk studies at Stage 1 of the AESO process.  We may also be required to engage in ongoing monitoring or mitigation activities as a condition to final Project approval.

Our Locations

We have month to month office space in the office of our Treasurer on a rent free basis.

Intellectual Property

We do not have any intellectual property other than aspects of the Project Purchased Assets.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Admission to Quotation on the OTC Bulletin Board

We intend to have our common stock be quoted on the OTC Bulletin Board, the OTCQB and the OTC Pink. If our securities are not quoted on the OTC Bulletin Board, the OTCQB and/or the OTC Pink a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board and the OCTQB differ from national and regional stock exchanges in that they:

(1) are not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. An OTC Bulletin Board equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange.

The OTCQB is the middle tier of the OTC market. OTCQB companies are reporting with the SEC or a U.S. banking regulator, making it easy for investors to identify companies that are current in their reporting obligations. There are no financial or qualitative standards to be in this tier.  Issuers with securities within OTCQB Market Tier must be SEC, Bank or Insurance reporting, and they must be current in their disclosure.

OTC Pink is the third tier of the OTC market. OTC Pink is the speculative trading marketplace that has no financial standards or reporting requirements. OTC Pink companies choose the level of information they provide to investors and may have current, limited or no public disclosure.  We will provide the same disclosure for the OTC Pink as we do for the OTCQB.

To qualify for quotation on the OTC Bulletin Board, the OTCQB and the OTC Pink an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. We expect to have an agreement with  a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor the Company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board, the OTCQB and the OTCPink, our securities will trade on the OTC Bulletin Board, the OTCQB and the OTCPink until a future time, if at all, that we apply and qualify for admission to quotation on the NASDAQ Global Market.  We may not now and we may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of our securities on the NASDAQ Global Market.

Our Transfer Agent

We have appointed Olde Monmouth Stock Transfer Company, with offices at 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716, phone number 732-872-2727, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with our shares of common stock.

Dividend Policy

We have never declared or paid any cash dividends on our shares of common stock nor do we anticipate paying any in the foreseeable future.  We anticipate that we will retain all of our future earnings to finance our operations.  The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, and other factors the Board considers relevant.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. Furthermore, we expect to retain any future earnings

 Holders of Common Stock

As of August 8, 2011, the shareholders' list of our shares of common stock showed 39 registered shareholders and 102,700,000 shares of our common stock issued and outstanding.

Securities authorized for issuance under equity compensation plans

We currently do not have any equity compensation plans.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement.

Some items are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document filed as an exhibit are not necessarily complete and, and in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement.  Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room.  In addition, the SEC maintains an Internet website, located at www.sec.gov , which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the full informational and periodic reporting requirements of the Exchange Act.  We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.  We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also will maintain a website at www.ueggreen.com.   Our website when created will not a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
UEG-Green Energy Solutions/Alberta, Inc.
Toronto, Ontario, Canada

We have audited the accompanying balance sheets of UEG-Green Energy Solutions/Alberta, Inc. (the "Company") for the period from April 28, 2011 (inception) to June 30, 2011 and the related statements of operations, shareholders' equity, and cash flows for period from April 28, 2011 (inception) to June 30, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UEG-Green Energy Solutions/Alberta, Inc. as of June 30, 2011, and the results of its operations and its cash flows for period ended June 30, 2011 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hood Sutton Robinson & Freeman, CPAs, P.C.

Hood Sutton Robinson  & Freeman, CPAs., P.C.
Certified Public Accountants

Tulsa, Oklahoma
July 29, 2011

UEG-GREEN ENERGY SOLUTIONS/ALBERTA
(A Development Stage Company)
BALANCE SHEETS

June 30, 2011

ASSETS
Current assets:
Cash	$141,850
Total current assets	141,850

Other assets	87,100
Total assets	$228,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Total liabilities	--

Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 authorized, none issued and outstanding	--
Common stock, $0.001 par value, 150,000,000 authorized, 101,285,000 issued and outstanding,	101,285
Additional paid-in capital	127,665
Total stockholders’ equity	228,950

Total liabilities and stockholders’ equity	$228,950

The accompanying notes are an integral part of these audited financial statements.

UEG-GREEN ENERGY SOLUTIONS/ALBERTA
(A Development Stage Company)
STATEMENTS OF OPERATIONS

For the period from inception (April 28, 2011) to June 30, 2011
Operating expenses:
General and administrative expense	$--
Loss from operations	--

Net loss	$--

Net income (loss) per share, basic and diluted	$--

Weighted average number of shares outstanding	92,051,058

The accompanying notes are an integral part of these audited financial statements.

UEG-GREEN ENERGY SOLUTIONS/ALBERTA
(A Development Stage Company)
Statement of Stockholders’ Equity

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at inception April 28, 2011	--	--	--	--	--	--	--

Stock issued for organization @ 0.001per share	-	--	87,100,000	87,100	--	--	87,100
Stock issued for cash @$0.01 per share	--	--	14,185,000	14,185	127,665	--	141,850

Net Income(loss)			--	--	--	--	--

Balance at June 30, 2011			101,285,000	101,285	127,665	--	228,950

The accompanying notes are an integral part of these audited financial statements.

UEG-GREEN ENERGY SOLUTIONS/ALBERTA
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

For the period from inception (April 28, 2011) to June 30, 2011
Cash flows from operating activities:
Net income	$--
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Net cash used in operating activities	--

Cash flows from investing activities:
Oil and Gas property acquisition costs	--
Net cash used in investing activities	--

Cash flows from financing activities:
Proceeds from sale of stock	141,850
Net cash provided by financing activities	141,850

Net increase (decrease) in cash	141,850
Cash – at inception	--
Cash – end of period	141,850

NONCASH INVESTING AND FINANCING ACTIVITIES:

Stock issued for organizational expense	$87,100

The accompanying notes are an integral part of these audited financial statements.

UEG-GREEN ENERGY SOLUTIONS/ALBERTA
NOTES TO FINANCIAL STATEMENTS

NOTE 1:  NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

The Company was incorporated on April 28, 2011 as UEG-Green Energy Solutions/Alberta, Inc. as a Nevada Corporation (“UEG-Green Energy” or the “Company”). The Company’s business is to invest in and complete wind energy farm know as project #614 Willow Ridge Wind Farm  in the Province of Alberta, Canada. The projects capacity is estimated to be 100MW with approximately 65 wind turbines in the project.

The Company was formed by United Energy Group, LLC which have common principals and is the controlling shareholder of the Company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (US GAAP).

Development-Stage Company

The accompanying financial statements have been prepared in accordance with Financial Accounting Standards Board’s Accounting Standard Codification (FASB ASC) 915-205 “Development-Stage Enterprises".  A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenue there from.  Development-stage companies report cumulative costs from the enterprise’s inception.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This matter raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

UEG-Green Energy considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue recognition

UEG-Green Energy’s revenue is recognized pursuant to ASC 605 “Revenue Recognition.”  UEG-Green Energy sells products to its clients and the revenue is recognized at the point of sale when the product is given to the client and the payment is made by the client.

Property and Equipment

Property and equipment consisting of improvements, equipment and furniture and fixtures are recorded at cost and are depreciated using the straight-line method over the useful estimated life.  Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals, and betterments are capitalized.  Depreciation is calculated using the straight line method over the estimated useful life of the asset.

Basic and diluted net income per share

Basic and diluted net income per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted net income per share is the same due to the absence of common stock equivalents.

Income Taxes

UEG-Green Energy recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. UEG-Green Energy provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on their financial position, results of operations or cash flows.

Date of Management’s Review:

Subsequent events have been evaluated through July 29, 2011, which was the date the financial statements were available to be issued.

NOTE 3:  GOING CONCERN

As shown in the accompanying financial statements, UEG-Green Energy has shareholder equity of $228,950.  The Company is a startup and has no operating history. Therefore, it is difficult to determine if and when the Company will be profitable. These conditions raise doubt as to UEG-Green Energy’s ability to continue as a going concern. The June 30, 2011 financial statements do not include any adjustments that might be necessary if UEG-Green Energy is unable to continue as a going concern.

NOTE 4:  RECENT ACCOUNTING PRONOUNCEMENTS

In April 2009, the FASB issued Accounting Standard Update No. 2009-13 “Stock Compensation” (Topic 718). ASU No.2009-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2009. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2010, FASB issued ASU No. 2009-09, “Subsequent Events” (Topic 855) Amendments to Certain Recognition and Disclosure Requirements (“ASU 2009-09”). ASU 2009-09 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. ASU 2009-09 is effective for interim and annual periods ending after September 15, 2009. The Company does not expect the adoption of ASU 2009-09 to have a material impact on its unaudited interim results of operations or financial position.

NOTE 5:  INCOME TAXES

The Company follows Accounting Standards Codification 740, Accounting for Income Taxes.

For federal income tax purposes, the Company uses the accrual basis of accounting, the same that is used for financial reporting purposes.

As the Company has not incurred either income or expense during the period reported, there is no estimate of income tax.

NOTE 6:  COMMON STOCK

On May 9, 2010 the Company issued 85,000,000 shares of common stock for service at $0.001 per share with a value of $85,000 to an entity for the formation of the Company. (See Note 7: Related Party Transactions)

On May 9, 2011 the Company issued 2,100,000 shares of common stock for service at $0.001 per shares with a value of $2,100 to one entity. (See Note 7: Related Party Transactions)

During the period ending June 30, 2011 the Company issued 14,185,000 shares of common stock at $0.01 per share for cash with a value of $ 141,850 to 33 individuals.

NOTE 7:  RELATED PARTY TRANSACTIONS

During the period ending June 30, 2011, the Company issued 85,000,000 to United Energy Group, LLC (UEG) for the formation of the Company and arranging financing for UEG in the formation of the Company. During the same period the Company issued 2,100,000 shares to an entity that issued a note to UEG for $1,115,000.  The Company is not obligated under the note issued. (See Note 6: Common Stock)

NOTE 8:  SUBSEQUENT EVENTS

Subsequent to the period ending June 30, 2011 the Company issued 510,000 shares of common stock for cash at $0.001with a value of $5,100.

PLAN OF OPERATIONS

Note:  All dollar amounts, statistical information and time lines concerning the Project are estimates only.  The final dollar amounts, Project characteristics and achievement of actual milestones for the Project will vary and such variation could be material.  The discussion assumes that we will receive approval to increase the Project size from 100MW to 135 MW which creates the foundation against which all other estimates are prepared.  For example, we have assumed we will require 65 wind turbines and the maintenance costs associated with 65 turbines are the numbers used in the discussion of “Operating Expenses.”  Furthermore, all of the statistical information presented below  assumes a 12 year revenue generation life for the Project from the time construction is complete and the Project begins to generate power.  The reader is also referred to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” earlier in this prospectus.

The following discussion assumes that the Project facility will operate at  39% capacity and sell electric power at a price of $.125 per Kw.

Overview

We are a newly formed independent wind energy company focused solely on the acquisition of the assets for, and the subsequent development, financing, construction, ownership and operation of, one 100-135 MW utility-scale wind energy project (the “Project”) in Willow Ridge, Ft. Macleod, Province of Alberta, Canada (the “Project Site”).  Wind energy project returns depend mainly on the following factors: energy prices, transmission costs, wind resources, turbine costs,  construction costs, financing cost and availability and government incentives. We will manage the Project with a team of professionals with experience in all aspects of wind energy development, financing, construction and operations.

We are a development stage company. Currently, our efforts are directed principally at the acquisition of the existing assets for the wind energy project from the current developer, and during and after the closing of the acquisition, to complete the preparatory work for submission to regulatory authorities of all applications and supporting data required for final approval of the Project.  Upon receipt of final approval we will seek to raise the funds needed to construct, own and operate the Project.

We do not have the funds required for the completion of the Project.  Therefore, we will need to raise large sums of capital in order to fulfill our mission.

Description of Revenues

We anticipate that beginning in the first full year of operations (currently estimated to be calendar year 2014 although the Project will be operational beginning the end of the second quarter 2013) the Project will have annual revenues from the sale of electric power of $57,651,000 each year during a 12 year period.

Description of Expenses

During the same time period we will have annual expenses in the following categories in the estimated amounts described below:

Category	Dollar Amount
Operations/maintenance	$909,000
General and administrative	$1,437,000
Maintenance (equipment)	$212,000
Salary for operator	$50,000
Land leases	$650,000
General administration	$120,000
Debt administration	$80,000
Insurance	$432,000
Property taxes	$758,000
Community benefits	$50,000
Total	$4,696,000

Net Profit

We expect that we will not generate any profits during the first three years of operations, but we expect to show a net after tax profit of $2,661,000 beginning in the fourth year of operations increasing to $18,949,000 in the fifth year and every year thereafter.  The primary reason for the increase year over year in our net profit will be the decline in the depreciation associated with the equipment purchased for use at the Project and rising energy costs over the life of the Project.

Operating Expenses

We reasonably estimate that the Project operating expenses will vary between a starting point of $2,1778,00 for the first four years of operations and increasing thereafter to $4,442,965.00 for the fifth through ninth years of operation and remaining at approximately $5,000,000 for the next six years of the Project.  The two single largest expenses are: first the operation and maintenance of our 65 wind turbines under a long-term maintenance contract with the manufacturer.  This cost will increase from about $2,000,000 for the first four years to approximately $4,000,000 beginning in the fifth year and continuing for the remainder of the maintenance agreement.  These second largest ongoing expense will be the annual project management fee of $250,000 which we will pay to PES, an affiliate of our majority stockholder, for the life of the Project.  Other categories of expenses include preparation of monthly financial information, payroll processing and annual tax preparation, preparation of periodic reporting and annual reports under the Exchange Act, payment of professional fees in connection with the foregoing activities, site visits, various licensure compliance requirements.

Liquidity and Capital Resources

As at June 30, 2011 we have $141,850 in cash and no liabilities.

Our majority stockholder, UEG, will contribute the capital required to us to complete our payment obligation for the purchase of the Project Assets under the Willow Ridge Asset Purchase Agreement with Vindt Resources.  However, beyond that commitment we will need to raise all of the funding for the approval, development, construction and completion of the Project from sales of our equity.  Although we are in discussions with various investors, we do not know the terms and conditions of any such sale, when a closing or closings may occur and how much, if any, funds will be raised through our efforts. If we are not successful in our efforts we may be forced to curtail the scope and size of the Project or sell the assets in a development stage to another developer.

Commitments and Contingencies

We currently do not have any contingencies or commitments.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements or guarantees.

Critical Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (US GAAP).

Development-Stage Company

The Company’s financial statements have been prepared in accordance with Financial Accounting Standards Board’s Accounting Standard Codification (FASB ASC) 915-205 “Development-Stage Enterprises".  A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenue there from.  Development-stage companies report cumulative costs from the enterprise’s inception.

Going Concern

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This matter raises substantial doubt about the Company's ability to continue as a going concern. The Company’s financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue recognition

The Company’s revenue is recognized pursuant to ASC 605 “Revenue Recognition.” The Company recognizes its revenue from services after the services have been performed and the revenue has been received.  The Company also sells products to its clients and the revenue is recognized at the point of sale when the product is given to the client and the payment is made by the client.

Property and Equipment

Property and equipment consisting of improvements, equipment and furniture and fixtures are recorded at cost and are depreciated using the straight-line method over the useful estimated life.  Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals, and betterments are capitalized.  Depreciation is calculated using the straight line method over the estimated useful life of the asset.

Basic and diluted net income per share

Basic and diluted net income per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted net income per share is the same due to the absence of common stock equivalents.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on their financial position, results of operations or cash flows.

Recent Accounting Pronouncements

In April 2009, the FASB issued Accounting Standard Update No. 2009-13 “Stock Compensation” (Topic 718). ASU No.2009-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2009. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. The adoption of this guidance has not had and is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2010, FASB issued ASU No. 2009-09, “Subsequent Events” (Topic 855) Amendments to Certain Recognition and Disclosure Requirements (“ASU 2009-09”). ASU 2009-09 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. ASU 2009-09 is effective for interim and annual periods ending after September 15, 2009. The Company does not expect the adoption of ASU 2009-09 to have a material impact on its unaudited interim results of operations or financial position.

Income Taxes

The Company follows Accounting Standards Codification 740, Accounting for Income Taxes.

For federal income tax purposes, the Company uses the accrual basis of accounting, the same that is used for financial reporting purposes.

As the Company has not incurred either income or expense during the period reported, there is no estimate of income tax.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of August --, 2011 are as follows:

Name	Age	Position
Mr. Avraham Einhoren	60	President and CEO, Chairman of the Board of Directors
Mr. Kyle E. Barnette	37	Treasurer and Secretary, Director
Mr. Bruce Desmarais	53	Director
Mr. Ernesto Paul Kohan	70	CTO and Director

Mr. Avraham Einhoren has been the Chief Executive Officer, President and a director of the Company since its incorporation in April 2011. From 1994 to the present Mr. Einhoren has been a Managing Director of Electro-Tech, Ltd., a company engaged in  the business of electrical construction and installation of power generation plants, substations, transmission lines and heavy industry. in East Africa. Mr. Einhoren received a Bachelor of Science in Electrical Engineering in 1978 from –Singalovesky High Technical & Engineering Institute

Mr. Kyle E. Barnette has been the Secretary and Treasurer and a director of the Company since its incorporation in April 2011.  From 2004 to the present Mr. Barnette has been the President and managing member of Turnkey Electric, LLC, a company engaged in the business of supplying and installing various types of power generation systems.  Prior thereto, and continuing to the present, Mr. Barnette was engaged in the business of corporate intelligence and Sustainable Energy development. Mr. Barnette received an Associate Arts degree in Computer Science from Clark University in 1994.

Mr. Bruce Desmarais has been a director of the Company since July 2011.  From 1991 to the present  Mr. Desmarais, beginning as Controller is currently Senior Vice President and Chief Financial Officer of Pro Con, Inc., a company engaged in design build construction management.  From 2004 to the present  Mr. Desmarais has also been Treasurer or Assistant Treasurer of Stebbins Enterprises, Inc. and two of its affiliated companies, all of which are engaged in the construction and real estate industry.  Mr. Desmarais received a Associates Degree in Data Processing and Accounting from Johnson & Wales in 1979.

Mr. Ernesto Paul Kohan has been a director of the Company since July 2011. From 2010 to the present Mr. Kohan has been President of Condor Power, LLC, a service company for the power generation industry.  Prior thereto, Mr. Kohan has occupied various executive positions in the power generation and natural gas industries, and has served on the boards of directors of Edesur, Transener, Central Puerto and Edegel, all companies engaged in the business of power generation, transmission and distribution. Mr. Kohan is  a Professional Engineer registered in the States of New York and Texas.  He graduated with a degree in electromechanical engineering from the University of Buenos Aires, Argentina and holds a Master of Science in Operations Research from Union College, Schenectady, New York.

Messrs. Einhoren and Barnette may be deemed control persons of the Company because  they are the sole owners of 100% of the equity of United Energy Group, LLC, a Delaware limited liability company, which owns 85,000,000 issued and outstanding shares of our common stock which represents approximately 83.88% of all of the issued and outstanding shares of our common stock.

Board of Directors Committees and Other Information

In accordance with Nevada corporate law, our business and affairs are managed under the direction of the Board.   The Company's Board consists of four directors.  No Board meetings were held thus far in 2011, and all board of directors resolutions have  been  adopted by unanimous written consent.

Policy Regarding Director Attendance at Annual Meetings

The Company does not have a formal policy regarding the Board attendance at annual meetings.  During fiscal 2011, we shall adopt such a policy.

Stockholder Communications with the Board

The Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, the Board desires that the views of shareholders are heard by the Board and that appropriate responses are provided to shareholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to normally communicate with the Board may send communications directly to:UEG-Green Energy Solutions/Alberta, Inc. 300 Brickstone Square – Suite 201, Andover, Massachusetts 01810 Attention:  Corporate Secretary.

Code of Ethics

On May 17, 2011, we adopted a code of ethics that applies to all of our directors, officers (including our chief executive officer and chief financial officer, and any person performing similar functions) and employees.  We have made our Code of Ethics available by filing it as Exhibit 14 to the registration statement on Form S-1 of which this prospectus is a part.

Section 16(a) Beneficial Reporting Compliance

Upon the effectiveness of the registration statement in which this prospectus is contained, our executive officers, directors and shareholders beneficially owning more than 10% of our common stock will be required under the Exchange Act to file reports of beneficial ownership of our common stock with the Securities and Exchange Commission.  Copies of those reports must also be furnished to us.  During the preceding twelve months, none of our executive officers, directors and shareholders beneficially owning more than 10% of our common stock  were required to file such reports of beneficial ownership under the Exchange Act.

Family Relationships

None of the directors, executive officers and key employees shares any familial relationship.

Independence of Directors

Messrs. Desmarais and Kohan qualify as independent directors under Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in NASD Marketplace Rule 4200(15).

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws and our amended and restated certificate of incorporation. Our officers are appointed by our board of directors and hold office until removed by the board.

Our officers and directors have not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

 EXECUTIVE COMPENSATION

We have not paid any compensation to our named executive officers in 2011.  We may pay compensation to our executive  officers  beginning at the effectiveness of this registration statement; however, the amounts and timing of the payments have not been determined.

SUMMARY COMPENSATION TABLE

Employment Agreements

We do not have any employment agreements with any of our executive officers.

Outstanding Equity Awards

We currently do not have any equity compensation plans, and we have not made any equity awards to any of our officers or directors.  We do not have any outstanding options or other forms of equity compensation.

Director Compensation

We currently do not pay any compensation to directors for their service on the Board. We may in the future determine to pay our directors' fees, grant them equity compensation and/or reimburse our directors for expenses related to their activities.

Equity Compensation Plan Information

We currently do not have any equity compensation plans.  We have not made any equity awards to any of our officers or directors.  We do not have any outstanding options or other forms of equity compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 8, 2011, certain information concerning the beneficial ownership of our common stock, by (i) each person known by us to own beneficially five per cent (5%) or more of the outstanding shares of each class, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days after May 30, 2011 through the exercise of any stock option, warrant or other right, or the conversion of any security.  Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address (1)	Shares of Common Stock Beneficially Owned	Percent of Common Stock (2)

United Energy Group, LLC 300 Brickstone Square Andover, MA 01810	85,000,000	83.88%

Avraham Einhoren (3)	42,500,000	41.94%

Kyle E. Barnette (3) c/o United Energy Group, LLC 300 Brickstone Square Andover, MA 01810	42,500,000	41.94%

Bruce Desmarais	-0-	-0-

Ernesto Paul Kohan	-0-	-0-

All directors and officers as a group (4)	85,000,000	83.88%
__________________
(1)	If no address is stated, then the address is c/o UEG-Green Energy Solutions/Alberta, Inc., 2 Bloor Street West –Suite 735, Toronto, Ontario, Canada M4W 3R1.
(2)
For each named person and group included in this table, percentage ownership of our common stock is calculated by dividing the number of shares of our common stock beneficially owned by such person or group by the sum of (i) 102,700,000  shares of our common stock outstanding as of August 8, 2011 and (ii) the number of shares of our common stock that such person has the right to acquire within 60 days after August 8, 2011.

(3)
Each of Messrs. Einhoren and Barnette are deemed to own 50% of the 85,000,000 shares of our common stock owned by United Energy Group, LLC because each of them owns 50% of the outstanding equity of United Energy Group, LLC.

(4)	See note 3 to this table for explanation of calculation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

UEG-Delaware, our majority stockholder, has agreed to contribute $7,000,000 to our Company for purposes of funding the purchase price for the Project Assets under the Willow Ridge Asset Purchase Agreement between our Company and Vindt Intermational. A final agreement  between us and UEG-Delaware reflecting this arrangement has not been signed.

Under the agreement between PES and UEG-Delaware, our majority stockholder, we will pay PES a management fee for each year it supervises operations at the Project after its completion and during the years of its operation.  It is currently estimated that the annual fee will be $250,000.  A final agreement between us and PES reflecting this arrangement has not been signed.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation incorporates certain provisions permitted under the Private Corporations Law of Nevada relating to the liability of directors.  The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty,  including  gross  negligence, except in circumstances involving certain wrongful acts, such as the breach of a director's  duty of  loyalty  or acts or  omissions  which  involve  intentional misconduct or a knowing  violation of law.  These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

Our Articles of Incorporation also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Private Corporations Law of Nevada.  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors.  We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors.

We have entered into indemnification agreements with each of our directors and officers providing for indemnification for them, including legal fees and related expenses, of third party actions or actions brought in the name and on behalf of the Company; provided, however, that such indemnification shall not extend to any act of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office as director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions,  or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

UEG-GREEN ENERGY SOLUTIONS/ALBERTA, INC.

16,600,000 SHARES OF COMMON STOCK

PRELIMINARY PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE AND THE SELLING SECURITY HOLDERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND THE SELLING SECURITY HOLDERS ARE NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus Is: _______ __, 2011

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee		$19.27
Transfer Agent Fees		$-0-
Accounting fees and expenses	$	--,000
Legal fees and expenses	$	--,000
Blue Sky fees and expenses		$-0-
Miscellaneous	$	--00
Total	$	--------

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.   Indemnification of Directors and Officers.

UEG-Green Energy Solutions/Alberta’s Articles of Incorporation contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Private Corporations Law of the State of Nevada (“NPCL”).  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors.  UEG-Alberta believes that these provisions will assist it in attracting or retaining qualified individuals to serve as directors.

The Articles of Incorporation  and the Bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the NPCL. Section 78.7502 of the NPCL provides that the Registrant, as a Nevada corporation, is empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

In accordance with Section 78.138 of the NPCL, the Articles of Incorporation of the Registrant eliminates personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 78.138 of the NPCL where the director actions constitute intentional misconduct, fraud or a knowing violation of law.

The Registrant has entered into indemnification agreements with each of its directors.  The terms of the indemnification agreement require that we indemnify our directors and officers for all damages they incur, including legal fees and related expenses, of third party actions or actions brought in the name and on behalf of the Company; provided, however, that such indemnification shall not extend to any act of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office as director or officer.

Item 15.  Recent Sales of Unregistered Securities.

We were incorporated in the State of Nevada on April 28, 2011.  On April 28, 2011, we issued 85,000,000 shares of our common stock to United Group, LLC, a Delaware limited liability company (“UEG”) Energy in a section 351 exchange under the Internal Revenue Code of 1986 as amended.   These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  The recipient of the shares was accredited investors and acknowledged the restricted nature of the shares they acquired.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On April 28, 2011, we issued 2,100,000 shares of our common stock to Gibbs International, Inc., a South Carolina corporation, as part of a funding transaction  between Gibbs and UEG, our majority stockholder.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of shares by us did not involve a public offering.  The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  The recipient of the shares was an accredited investor and acknowledged the restricted nature of the shares they acquired.  Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.  In July 2011 we issued an additional 1,365,000 to Gibbs International, Inc. as part of the same funding transaction and under the same Section 4(2) exemption.

In June and July 2011, the Company sold 14,235,000 shares of its common stock to 37 purchasers for an aggregate purchase price of $140,235. Each of the purchasers was a non-U.S. citizen with a residence address located outside of the United States. This transaction was exempt from the registration provisions of the Securities Act pursuant to Regulation S as an offshore transaction with non-U.S. persons (as such term is defined in Rule 902 of Regulation S).

Item 16.  Exhibits and Financial Statement Schedules.

Number	Description
3.1	Articles of Incorporation of UEG-Green Energy Solutions/Alberta, Inc. (“UEG-Alberta”).
3.2	By-Laws.
5.1	Opinion of Fox Law Offices, P.A.
10.1	Memorandum of Understanding dated as of June 30, 2011, by and between United Energy Group, LLC and Private Energy Systems, Inc.
10.2	Form of Indemnification Agreement by and between UEG-Alberta and each member of its board of directors and officers.
10.6	Form of Regulation S Subscription Agreement – Individual (June 2011).
10.7	Form of Regulation S Subscription Agreement – Institution (June 2011).
14.1	UEG-Alberta Code of Conduct.
23.1	Consent of Hood Sutton Robinson & Freeman & Co., CPAs, P.C.
23.2	Consent of Counsel, contained in Exhibit 5.1.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

iv.    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on August 10, 2011.

UEG-GREEN ENERGY SOLUTIONS/ALBERTA, INC.

By:	/s/ Avraham Einhoren
Avraham Einhoren
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Avraham Einhoren and Kyle E. Barnette as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do an perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Avraham Einhoren	Chief Executive Officer,	August 10, 2011
Avraham Einhoren	President and Director (Principal Executive Officer)

/s/ Kyle E. Barnette	Treasurer and Secretary	August 10, 2011
Kyle E. Barnette	(Principal Financial and Accounting Officer)

/s/ Bruce Desmarais	Director	August 10, 2011
Bruce Desmarais

/s/ Ernesto Paul Kohan	Director	August 10, 2011
Ernesto Paul Kohan